Exhibit 99.1

Kodak Reports 3rd Quarter Profit on Sales of $2.405 Billion

3rd Quarter Earnings from Continuing Operations Increase to $101 Million From $32 Million on Lower Restructuring and Other Cost Actions;

3rd Quarter Digital Revenue Grows to $1.641 Billion, Driven by Increases in Digital Capture, Consumer Inkjet Systems, and Document Imaging Products;

Company Modifies Full-Year Guidance; New Efforts Underway to Align Cost Structure to Global Economic Realities; Company Tightly Focusing Investments on Core Portfolio

ROCHESTER, N.Y.--(BUSINESS WIRE)--October 30, 2008--Eastman Kodak Company (NYSE:EK) today reported third-quarter earnings from continuing operations of $101 million, or $0.35 per share, on sales of $2.405 billion. Kodak’s revenue from digital businesses rose 2% to $1.641 billion, driven by strong year-over-year increases in digital capture, consumer inkjet systems, and document imaging products.

“Despite the global economic weakness, Kodak was profitable in the third quarter, maintained strong liquidity, and held or improved our market position in key businesses, reflecting the benefits of the company’s multi-year transformation,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “We remain confident that our strategy is sound, but given today’s challenging economic climate, we are taking a number of specific actions to strengthen our operations going forward. These include more tightly focusing our portfolio of investments, intensifying our emphasis on generating cash, and aligning our cost structure to the new economic realities. These actions will better position Kodak to manage through this economic environment and to take full advantage of the recovery when it comes.”

For the third quarter of 2008:

  Sales worldwide totaled $2.405 billion, a decrease of 5% from $2.533 billion in the third quarter of 2007. Revenue from digital businesses totaled $1.641 billion, a 2% increase from $1.603 billion in the prior-year quarter. Revenue from the company’s traditional business decreased 18% to $764 million on continued declines in Film Capture and Traditional Photofinishing.
  The company’s third-quarter earnings from continuing operations, before interest expense, other income (charges), net, and income taxes were $147 million, compared with earnings on the same basis of $15 million in the year-ago quarter.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported third-quarter earnings from continuing operations of $101 million, or $0.35 per share, compared with earnings on the same basis of $32 million, or $0.11 per share, in the year-ago period. Items of net benefit that impacted comparability in the third quarter of 2008 totaled $40 million after tax, or $0.13 per share. The most significant items include certain changes to the company’s post-employment benefits, which provided favorability of $0.31 per share, offset by restructuring and rationalization costs of $0.16 per share. Items of net expense that impacted comparability in the prior-year quarter totaled $101 million after tax, or $0.35 per share, primarily reflecting restructuring costs.

Other third-quarter 2008 details:

  Gross Profit margin was 27.5% for the quarter, a slight improvement from 26.7% in the year-ago period. This margin improvement reflects the changes in post-employment benefits along with increased intellectual property licensing revenues, favorable foreign exchange, and cost reduction initiatives including the change in depreciation associated with the previously announced extension of the useful life assumptions of traditional manufacturing assets. These factors were offset by negative price/mix, the continued investment in consumer inkjet, and the impact of higher year-over-year commodity costs for the quarter.
  Selling, General and Administrative (SG&A) expenses were $363 million in the third quarter, down 14%, or $61 million, from $424 million in the year-ago quarter. As a percentage of revenue, SG&A was 15.1%, compared with 16.7% in the year-ago quarter.
  Third-quarter cash use before dividends was $102 million, a $79 million increase in cash usage from the year-ago period. This corresponds to net cash used in continuing operations from operating activities on a GAAP basis of $50 million in the third quarter, compared with net cash provided of $1 million in the third quarter 2007. This increase in cash used is due primarily to lower cash earnings, including the favorable non-cash impact of a reduction in post-employment benefits and a non-recurring intellectual property licensing agreement for which cash will be received in 2009. These impacts were offset by improvements in working capital and lower restructuring payments.
  The company’s debt level stood at $1.303 billion as of Sept. 30, 2008, a reduction of $294 million as compared to the year-end 2007 debt level of $1.597 billion.
  Kodak held $1.842 billion in cash and cash equivalents as of Sept. 30, 2008.
  In the quarter, the company repurchased approximately 14 million shares of its common stock at a cost of $219 million. Since maintaining financial flexibility is critical in the current environment, additional share repurchases will depend on the company’s assessment of overall economic and market conditions. The previously disclosed share repurchase authorization remains in effect through the end of 2009, and the company will continue to provide updates on the program at the end of each quarter.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Consumer Digital Imaging Group sales for the third quarter were $820 million, a 7% increase from the prior-year quarter. Earnings from operations for the segment were $23 million, compared with $18 million in the year-ago quarter. Third-quarter earnings were driven primarily by cost improvements in digital cameras and digital picture frames, and increased intellectual property licensing, partially offset by unfavorable price/mix in digital cameras and continued investment in consumer inkjet.
  Graphic Communications Group sales for the third quarter were $821 million, a 2% decrease from the year-ago quarter. Earnings from operations for the segment totaled $23 million, compared with earnings of $36 million in the year-ago quarter. This earnings decline was primarily driven by U.S. market softness for Prepress Solutions as well as unfavorable manufacturing costs related to higher year-over-year raw material costs for the quarter.
  Film, Photofinishing and Entertainment Group third-quarter revenue was $764 million, down from $928 million in the year-ago quarter, representing a decrease of 18%, attributable to decreased sales volume of Film Capture and Traditional Photofinishing. Earnings from operations for the segment were $77 million, compared with $113 million in the year-ago quarter. These results reflect the effects of lower industry sales volumes and higher year-over-year commodity costs for the quarter, partly offset by decreased SG&A costs and lower depreciation expense related to the company’s change in useful life assumptions regarding traditional manufacturing assets.

“The economic environment is increasingly difficult,” said Perez. “Given the importance of the fourth quarter to the company’s full-year performance, and the unprecedented level of uncertainty surrounding the global economy, we must be prudent going into the fourth quarter and into 2009, which requires us to adjust our financial outlook. That said, we believe in our overall strategy and are optimistic about the future, despite the current economic realities. We have a healthy balance sheet, innovative products and services, and a well-respected brand that will see us beyond this challenging period.”

Updated 2008 Second-Half and Full-Year Outlook

For 2008, Kodak remains focused on three key financial metrics, as it transforms itself into a growing company with sustained profitability: revenue growth driven by digital businesses, earnings from continuing operations, and cash generation. The company is providing an updated outlook for 2008 performance against these metrics to reflect the impact of global economic conditions on projected top-line growth and earnings.

Kodak previously forecasted total revenue growth in the range of 0% to 2% and digital revenue growth in the range of 7% to 10%. For the full year, the company now expects total revenue to decline in the range of 3% to 5%, and digital revenue growth of between 1% to 4%, reflecting its strong performance in the first half of the year. For the second half of the year, the company expects total revenue to decline in the range of 6% to 10% and digital revenue to decline 1% to 5%.

The company previously forecasted earnings from operations (EFO), a non-GAAP measure, to be at the low end of a range of $400 million to $500 million. The company now expects second-half 2008 EFO to be in the range of $275 million to $325 million, which translates to $200 million to $250 million for the full year. This corresponds to forecasted 2008 GAAP earnings from continuing operations before interest expense, other income (charges), net, and income taxes, of between $220 million and $270 million for the second half of 2008, and between $160 million and $210 million for the full year. Full-year GAAP earnings include pre-tax charges of between $125 million and $150 million for carryover restructuring and other rationalization costs. These charges are higher than the previously communicated range of $80 million to $100 million due to intensified efforts around cost rationalization in the current environment. The primary factors resulting in this revised guidance are market-driven softness in overall revenues along with accompanying pricing, mix and foreign exchange effects, thereby reducing gross profit percentage and dollars.

With respect to cash generation, despite the challenging economic environment, the company expects to achieve in excess of $500 million in cash generation before dividends for the fourth quarter. This corresponds to net cash provided by operating activities on a GAAP basis for the fourth quarter in excess of $490 million. Primary factors resulting in the lower cash outlook are: earnings-related reductions associated with revenue softness and gross profit declines across the business driven by price/mix, a change in cash from intellectual property arrangements including an agreement reached in 2008 for which cash will be received in 2009, and a reduction in proceeds from sales of real estate.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document that typically is filed with the company's earnings news release is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: 913-312-1489, access code 6460864. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, October 30 by dialing 719-457-0820, access code 6460864. The playback number will be active until Thursday, November 6, at 5:00 p.m. Eastern Time.

For those wishing to participate via an Internet Broadcast, please access our Kodak.com Investor Relations webpage at:

http://www.kodak.com/go/invest

The conference call audio will be archived and available for replay on this site approximately one hour following the live broadcast.

About Kodak

As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives.

To learn more, visit www.kodak.com, and our blogs: 1000words.kodak.com, PluggedIn.kodak.com, and GrowYourBiz.kodak.com.

Editor’s Note: Kodak corporate news releases are now offered via RSS feeds. To subscribe, visit www.kodak.com/go/RSS and look for the RSS symbol. In addition, Kodak podcasts are viewable at www.kodak.com/go/podcasts. Podcasts may be downloaded for viewing on iTunes, Quicktime, or other PC-based media players. Users may also subscribe to Kodak podcasts via the iTunes store by typing “Kodak Close Up” in the search field at the top of the iTunes Store window.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company’s expectations for revenue growth, earnings, cash and payments from licensing arrangements are forward looking statements.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including our successful:

  execution of the digital growth and profitability strategies, business model and cash plan;
  alignment of the Company’s cost structure to the new economic realities;
  execution of our restructuring and rationalization activities;
  implementation of the Company’s plans to tighten its focus on its portfolio of investments;
  management of the Company’s global shared services model including its outsourced functions;
  implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;
  development and implementation of product go-to-market and e-commerce strategies;
  protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
  execution of intellectual property licensing programs and other strategies;
  integration of the Company's businesses to SAP, the Company's enterprise system software;
  execution of the Company’s planned process driven productivity gains;
  commercialization of the Company’s breakthrough technologies;
  expansion of the Company’s product portfolios in each of its core businesses;
  ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;
  management of inventories and capital expenditures;
  integration of acquired businesses and consolidation of the Company's subsidiary structure;
  improvement in manufacturing productivity and techniques;
  improvement in working capital management and cash conversion cycle;
  continued availability of essential components and services from concentrated sources of supply;
  performance under the Company’s share repurchase program;
  improvement in supply chain efficiency and dependability; and
  implementation of the strategies designed to address the decline in the Company's traditional businesses.

The forward-looking statements contained in this press release are subject to the following additional risk factors:

  inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
  competitive actions, including pricing;
  uncertainty generated by volatility in the financial markets;
  the nature and pace of technology evolution;
  changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
  pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;
  general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
  changes in market growth;
  continued effectiveness of internal controls; and
  other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.

2008

Eastman Kodak Company

Third Quarter 2008 Results

Non-GAAP Reconciliations

Within the Company's third quarter 2008 earnings release, reference is made to certain non-GAAP financial measures, including “revenue from digital businesses”, “revenue from traditional businesses”, “cash use before dividends”, “previously forecasted 2008 full year digital revenue growth outlook”, “updated 2008 second half digital revenue decline outlook”, “updated 2008 full year digital revenue growth outlook”, “previously forecasted 2008 full year earnings from operations outlook”, “updated 2008 second half earnings from operations outlook”, “updated 2008 full year earnings from operations outlook” and “expected fourth quarter cash generation before dividends outlook.” Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows as provided in the Form 8-K filed in connection with this press release.

The following table reconciles revenue from digital businesses, revenue from digital businesses growth, revenue from traditional businesses and revenue from traditional businesses decline to the most directly comparable GAAP measures of total company revenue and total company revenue decline (dollar amounts in millions):

	Q3 2008	Q3 2007	(Decline)

Revenue from digital businesses, as presented	$1,641	$1,603	2%
Revenue from traditional businesses, as presented	764	928	-18%
All other revenue	-	2	-100%
Total company revenue (GAAP basis), as presented	$2,405	$2,533	-5%

The following table reconciles cash use before dividends to the most directly comparable GAAP measure of net cash (used in) provided by continuing operations from operating activities (dollar amounts in millions):

	Q3 2008	Q3 2007	Cash Impact

Cash use before dividends, as presented	$(102)	$(23)	$(79)	Increase in cash used
Net proceeds from sales of businesses/assets	(3)	(30)	27	Decrease in cash provided
Free cash flow	(105)	(53)	(52)	Decrease in cash provided
Additions to properties	55	54	1	Increase in cash used
Net cash (used in) provided by continuing operations from operating activities (GAAP basis), as presented	$(50)	$1	$(51)	Decrease in cash provided

The previously forecasted 2008 full year digital revenue growth outlook, as presented, of 7% to 10% corresponded to the most directly comparable GAAP measure of previously forecasted 2008 full year total company revenue growth outlook, as presented, of 0% to 2%. Items to reconcile from the previously forecasted 2008 full year digital revenue growth outlook to the previously forecasted 2008 full year total company revenue growth outlook were previously forecasted 2008 full year traditional and all other revenue declines of 12% to 14%.

The updated 2008 second half digital revenue decline outlook, as presented, of 1% to 5% corresponds to the most directly comparable GAAP measure of updated 2008 second half total company revenue decline outlook, as presented, of 6% to 10%. Items to reconcile from the updated 2008 second half digital revenue decline outlook to the updated 2008 second half total company revenue decline outlook are updated 2008 second half traditional and all other revenue declines outlook of 19% to 21%.

The updated 2008 full year digital revenue growth outlook, as presented, of 1% to 4% corresponds to the most directly comparable GAAP measure of updated 2008 full year total company revenue decline outlook, as presented, of 3% to 5%. Items to reconcile from the updated 2008 full year digital revenue growth outlook to the updated 2008 full year total company revenue decline outlook are updated 2008 full year traditional and all other revenue declines outlook of 16% to 18%.

The following table reconciles previously forecasted 2008 full year earnings from operations outlook to the most directly comparable GAAP measure of previously forecasted 2008 full year earnings from continuing operations before interest expense, other income (charges), net and income taxes outlook. In addition, the following table reconciles updated 2008 second half earnings from operations outlook to the most directly comparable GAAP measure of updated 2008 second half earnings from continuing operations before interest expense, other income (charges), net and income taxes outlook. Lastly, the following table reconciles updated 2008 full year earnings from operations outlook to the most directly comparable GAAP measure of updated 2008 full year earnings from continuing operations before interest expense, other income (charges), net and income taxes outlook (dollar amounts in millions):

	Previously	Updated	Updated
	Forecasted	2008	2008
Second
	2008	Half	Full Year
	Outlook	Outlook	Outlook

Earnings from operations outlook, as presented	$400-$500	$275-$325	$200-$250
Restructuring/rationalization costs, as presented	(80)-(100)	(135)-(160)	(125)-(150)
Other discrete items	80	80-105	85-110
Earnings from continuing operations before interest expense, other income (charges), net and income taxes outlook (GAAP basis), as presented	$400-$480	$220-$270	$160-$210

The following table reconciles expected fourth quarter cash generation before dividends outlook to the most directly comparable GAAP measure of expected fourth quarter net cash provided by operating activities outlook (dollar amounts in millions):

Q4 2008
Outlook

Expected cash generation before dividends, as presented	>$500
Additions to properties, net of proceeds from the sales of businesses/assets	(10)
Expected net cash provided by operating activities outlook (GAAP basis), as presented	>$490

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the second quarter of 2008 and 2007, respectively.

	3rd Quarter

	2008		2007
(in millions, except per share data)
	$	EPS	$	EPS

Earnings (loss) from continuing operations - GAAP	$101		$32
Interest on convertible securities	5		-
Adjusted earnings (loss) from continuing operations available to common stockholders	106	$0.35	32	$0.11

Items of Comparability - Expense/(Income):

COGS:
- Changes to post-employment benefits plan	(48)
- Legal reserve			12
- Legal contingency	10
- Charges for accelerated depreciation in connection with the focused cost reduction actions	2		23
- Charges for inventory writedowns in connection with focused cost reduction actions	2		4
Subtotal	(34)	(0.11)	39	0.14

Restructuring costs, rationalization and other:	48		100
Subtotal	48	0.16	100	0.35

Selling, general, and administrative costs:
- Changes to post-employment benefits plan	(27)
Subtotal	(27)	(0.09)	-	-

Research and Development costs:
- Changes to post-employment benefits plan	(19)
Subtotal	(19)	(0.06)	-	-

Other Operating Income/(Expenses), Net:
- Losses on sale of assets and businesses, net	3		6
Subtotal	3	0.01	6	0.02

Provision (benefit) for income taxes:
- Audit settlement, establishment of foreign valuation allowances and adjustments of uncertain tax positions			(11)
- Other discrete tax items	(4)
- Tax impacts of the above-mentioned items, net	(7)		(33)
Subtotal	(11)	(0.04)	(44)	(0.16)

CONTACT:
Media:
Kodak
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
OR
Barbara Pierce, +1 585-724-5036
barbara.pierce@kodak.com
OR
Investor Relations:
Kodak
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
OR
Angela Nash, +1 585-724-0982
angela.nash@kodak.com